Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2019 RESULTS

DALLAS--(BUSINESS WIRE)—May 6, 2019-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2019. For the first quarter of 2019, the Company generated a net loss of $53 million, or $0.13 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $23.0 million or $0.06 per diluted share for the first quarter of 2019.

"Kosmos has made a strong start to 2019 with progress across all business units and first quarter results in line with guidance,” said Andrew G. Inglis, chairman and chief executive officer. “We remain on track to hit our production growth guidance for the year, while at current prices exceeding the 2019 free cash flow that we set out at our capital markets day in February. Our intention to sell down our position in Mauritania and Senegal to around 10% has generated significant industry interest and we have commenced a formal process, with bids expected by the end of summer. On the finance side, we successfully completed a $650 million bond offering during the quarter meaning Kosmos now has no debt maturities until 2022. We also paid our inaugural quarterly dividend in the first quarter.”

It must be noted that the first quarter 2019 results include the impact of proportionately consolidating the Equatorial Guinea results. Prior quarters exclude this impact and only include the minority interest gain or loss in the bottom line. In addition, the prior year quarter does not include the Gulf of Mexico acquisition which did not close until the end of the third quarter of 2018.

First quarter 2019 revenues were $297 million on sales of 5.1 million barrels of oil equivalent (boe). Realized oil and gas revenues, including the impact of the Company’s hedging program, was $56.73 per barrel in the first quarter of 2019. At quarter end, the Company was in a net underlift position of approximately 0.8 million barrels of oil. First quarter results included the following:

•	Production expense was $80 million, or $15.64 per boe

•	General and administrative expenses were $36 million, $28 million in cash expense and $8 million in non-cash equity based compensation expense

•	Depletion and depreciation expense was $118 million, or $23.14 per boe

•	Exploration expenses totaled $30 million

•	Capital expenditures in the first quarter were $110 million

First quarter results included a mark-to-market loss of $77 million related to the Company’s oil derivative contracts. At March 31, 2019, the Company’s hedging position had a total commodity net asset value of approximately $39.5 million. As of the quarter end and including recently executed hedges, Kosmos has approximately 16 million barrels of oil hedged covering 2019 through 2020 including Brent, WTI, and LLS based hedges.

Kosmos exited the first quarter of 2019 with approximately $0.5 billion of liquidity and $2.1 billion of net debt.

OPERATIONAL UPDATE

Total net production volumes during the first quarter of 2019 averaged approximately 59,500 barrels of oil equivalent (boepd) per day(2).

Ghana

During the first quarter of 2019, net production volumes from Ghana averaged approximately 28,620 barrels of oil per day (bopd), including net volumes from the Jubilee and TEN fields which averaged approximately 18,315 bopd and 10,305 bopd, respectively. Kosmos lifted two cargoes, as forecasted, from Ghana during the first quarter.

At Jubilee, gas handling reliability was enhanced during the quarter with a spare high-pressure gas compressor now available. Kosmos continues to work with the operator to increase the gas handling capacity, which would thereby allow oil production rates to increase.

At TEN, in March the EN-10 well was completed and brought online, increasing production from the field. An additional production well is expected to be brought on stream around the middle of the year, enabling the field to increase production rates to the FPSO nameplate oil capacity of 80,000 bopd gross.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 12,605 bopd net in the first quarter of 2019. Kosmos lifted the forecasted one and a half cargoes from Equatorial Guinea during the quarter. The electric submersible pump (ESP) program is on track, adding around 2,500 bopd gross to offset decline. Kosmos expects to complete two more ESP conversions around the middle of the year.

U.S. Gulf of Mexico

U.S. Gulf of Mexico production averaged approximately 18,240 boepd net (81% oil) during the first quarter, exceeding the high end of the guidance range.

The routine dry-dock work on the Helix Producer-1 was successfully completed on time, increasing production from the Gulf of Mexico once the vessel was brought back online. Production levels were further increased when the Tornado-3 well was brought online adding around 9,000 boepd gross.

Kosmos was one of the most active participants in U.S. Gulf of Mexico Lease Sale 252 in March and were the apparent high bidder on nine deepwater blocks.

During the first quarter of 2019, Kosmos farmed in to eighteen BP-owned blocks in the Garden Banks area of the deepwater U.S. Gulf of Mexico. In addition, Kosmos can earn an interest in three BP blocks in other areas of the deepwater Gulf of Mexico. This should allow Kosmos to execute projects that can be tied back to existing infrastructure. Kosmos is the designated operator and plans to commence drilling operations on the first well in Garden Banks Block 492, the Resolution prospect, in 2019.

Also, during the first quarter of 2019, Kosmos executed a farm-in agreement with Chevron covering the right to earn an interest in a strategic block in the deepwater U.S. Gulf of Mexico. This agreement allows Kosmos further opportunity to execute its deepwater U.S. Gulf of Mexico strategy of lower risk prospects with the potential for subsea development near existing infrastructure. Kosmos will be designated operator and plans to commence drilling operations on the first well in 2019.

Greater Tortue Ahmeyim Project

As of early May, all major contracts have been awarded for Tortue Phase 1, and construction activity for the project has commenced with work on the FPSO.

In April 2019, KBR was awarded the Pre-FEED services contract for Phases 2 and 3 of the Greater Tortue Ahmeyim project. These next phases are expected to expand capacity of this hub to almost 10 MMTPA of LNG for export.

In the wider Mauritania/Senegal basin, Kosmos has commenced a formal process to sell down its interest to around 10% with bids expected by the end of summer.

Portfolio Additions

Kosmos entered into a petroleum contract in March covering the Marine XXI block with the Republic of the Congo, subject to customary governmental approvals.  Upon approval, Kosmos will hold an 85% participating interest and will be the operator.

In March, Kosmos acquired Ophir's remaining interest in Block EG-24 offshore Equatorial Guinea, which resulted in Kosmos owning an 80% participating interest in in the block.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos's working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2019 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable exploration program balanced between proven basin infrastructure-led exploration (Equatorial Guinea and U.S. Gulf of Mexico), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire, Namibia and Sao Tome and Principe). Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2017 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc for the period it was an equity method investment and includes Last Twelve Months ("LTM") EBITDAX for any acquisitions and excludes LTM EBITDAX for any divestitures.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues and other income:
Oil and gas revenue	$296,790	$127,196
Other income, net	—	(19)
Total revenues and other income	296,790	127,177

Costs and expenses:
Oil and gas production	79,799	46,768
Facilities insurance modifications, net	(20,021)	8,449
Exploration expenses	30,344	21,193
General and administrative	35,908	21,883
Depletion, depreciation and amortization	118,095	54,277
Interest and other financing costs, net	35,041	25,694
Derivatives, net	77,085	38,478
Gain on equity method investments, net	—	(18,696)
Other expenses, net	2,119	3,705
Total costs and expenses	358,370	201,751

Loss before income taxes	(61,580)	(74,574)
Income tax benefit	(8,674)	(24,348)
Net loss	$(52,906)	$(50,226)

Net loss per share:
Basic	$(0.13)	$(0.13)
Diluted	$(0.13)	$(0.13)

Weighted average number of shares used to compute net loss per share:
Basic	401,164	395,600
Diluted	401,164	395,600

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$134,423	$173,515
Receivables, net	186,179	140,006
Other current assets	163,525	196,179
Total current assets	484,127	509,700

Property and equipment, net	3,914,803	3,459,701
Other non-current assets	102,926	118,788
Total assets	$4,501,856	$4,088,189

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$174,073	$176,540
Accrued liabilities	187,941	195,596
Other current liabilities	51,713	12,172
Total current liabilities	413,727	384,308

Long-term liabilities:
Long-term debt, net	2,195,826	2,120,547
Deferred tax liabilities	704,122	477,179
Other non-current liabilities	311,588	164,677
Total long-term liabilities	3,211,536	2,762,403

Total stockholders’ equity	876,593	941,478
Total liabilities and stockholders’ equity	$4,501,856	$4,088,189

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net loss	$(52,906)	$(50,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization	120,482	56,717
Deferred income taxes	(39,833)	(24,697)
Unsuccessful well costs	(160)	43
Change in fair value of derivatives	73,807	38,966
Cash settlements on derivatives, net(1)	(3,576)	(20,397)
Equity-based compensation	8,441	8,017
Loss on extinguishment of debt	—	4,056
Distributions in excess of equity in earnings	—	5,234
Other	10,647	(478)
Changes in assets and liabilities:
Net changes in working capital	(134,249)	(34,251)
Net cash used in operating activities	(17,347)	(17,016)

Investing activities
Oil and gas assets	(78,377)	(34,712)
Other property	(1,071)	(1,757)
Return of investment from KTIPI	—	41,070
Net cash provided by (used in) investing activities	(79,448)	4,601

Financing activities:
Borrowings on long-term debt	175,000	—
Payments on long-term debt	(100,000)	—
Purchase of treasury stock	(1,980)	(11,874)
Dividends	(18,147)	—
Deferred financing costs	(1,160)	(24,969)
Net cash provided by (used in) financing activities	53,713	(36,843)

Net decrease in cash, cash equivalents and restricted cash	(43,082)	(49,258)
Cash, cash equivalents and restricted cash at beginning of period	185,616	304,986
Cash, cash equivalents and restricted cash at end of period	$142,534	$255,728

(1)	Cash settlements on commodity hedges were $7.3 million and $19.7 million for the three months ended March 31, 2019 and 2018, respectively.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

Three months ended
March 31, 2018
Revenues and other income:
Oil and gas revenue	$246,354
Other income	287
Total revenues and other income	246,641

Costs and expenses:
Oil and gas production	51,700
Depletion and depreciation	54,070
Other expenses, net	(79)
Total costs and expenses	105,691

Income before income taxes	140,950
Income tax expense	49,632
Net income	$91,318

Kosmos' share of net income	$45,659
Basis difference amortization(1)	26,963
Equity in earnings - KTIPI	$18,696

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018
	Kosmos	Kosmos	Equatorial Guinea (Equity Method)(1)	Total
Net income (loss)	$(52,906)	$(50,226)	$18,696	$(31,530)
Exploration expenses	30,344	21,193	—	21,193
Facilities insurance modifications, net	(20,021)	8,449	—	8,449
Depletion, depreciation and amortization	118,095	54,277	53,997	108,274
Equity-based compensation	8,441	8,017	—	8,017
Derivatives, net	77,085	38,478	—	38,478
Cash settlements on commodity derivatives	(7,289)	(19,744)	—	(19,744)
Inventory impairment and other	187	19	—	19
Disputed charges and related costs	(14)	2,335	—	2,335
Gain on equity method investment - KTIPI	—	(18,696)	—	(18,696)
Interest and other financing costs, net	35,041	25,694	—	25,694
Income tax expense (benefit)	(8,674)	(24,348)	24,816	468
EBITDAX	$180,289	$45,448	$97,509	$142,957

	Twelve Months Ended
	March 31, 2019
	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$(96,671)	$54,185	$(42,486)
Exploration expenses	310,643	352	310,995
Facilities insurance modifications, net	(21,515)	—	(21,515)
Depletion and depreciation	393,653	80,985	474,638
Equity-based compensation	35,654	—	35,654
Derivatives, net	7,177	—	7,177
Cash settlements on commodity derivatives	(124,598)	—	(124,598)
Inventory impairment and other	456	—	456
Disputed charges and related costs	(12,102)	—	(12,102)
Gain on sale of assets	(7,666)	—	(7,666)
Gain on equity method investment - KTIPI	(54,185)	—	(54,185)
Interest and other financing costs, net	110,523	—	110,523
Income tax expense	58,805	53,675	112,480
EBITDAX	$600,174	$189,197	$789,371

(1)
For the three months ended March 31, 2018 we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment as we accounted for such investment under the equity method during this period.

(2)
For the twelve months ended March 31, 2019, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment through December 31, 2018, as we accounted for such investment under the equity method through this date.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(52,906)	$(50,226)

Derivatives, net	77,085	38,478
Cash settlements on commodity derivatives	(7,289)	(19,744)
Facilities insurance modifications, net	(20,021)	8,449
Inventory impairment and other	187	19
Disputed charges and related costs	(14)	2,335
Loss on extinguishment of debt	—	4,056
Total selected items before tax	49,948	33,593

Income tax expense on adjustments(1)	(20,041)	(6,564)
Impact of U.S. tax law change	—	—
Adjusted net loss	$(22,999)	$(23,197)

Net loss per diluted share	$(0.13)	$(0.13)

Derivatives, net	0.19	0.10
Cash settlements on commodity derivatives	(0.02)	(0.05)
Facilities insurance modifications, net	(0.05)	0.02
Inventory impairment and other	—	—
Disputed charges and related costs	—	—
Loss on extinguishment of debt	—	0.01
Total selected items before tax	0.12	0.08

Income tax expense on adjustments(1)	(0.05)	(0.01)
Adjusted net loss per diluted share	$(0.06)	$(0.06)

Weighted average number of diluted shares	401,164	395,600

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana are 21% and 35%, respectively.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net Volume Sold
Oil (MMBbl)
Kosmos	4.690	1.934
Equity method investment - Equatorial Guinea	—	1.880
Total Oil (MMBbl)	4.690	3.814
Gas (MMcf)	1.801	—
NGL (MMBbl)	0.113	—
Total (MMBoe)	5.103	3.814

Revenue
Oil sales:
Kosmos	$290,864	$127,196
Equity method investment - Equatorial Guinea	—	123,177
Total Oil sales	290,864	250,373
Gas sales	3,662	—
NGL sales	2,264	—
Total sales	296,790	250,373
Cash settlements on commodity derivatives	(7,289)	(19,744)
Realized revenue	$289,501	$230,629

Oil and Gas Production Costs
Kosmos	$79,799	$46,768
Equity method investment - Equatorial Guinea	—	25,850
Total oil and gas production costs	$79,799	$72,618

Oil sales per Bbl:
Kosmos	$62.02	$65.77
Equity method investment - Equatorial Guinea	—	65.52
Total Oil sales per Bbl	62.02	65.65
Gas sales per Mcf	2.03	—
NGL sales per Bbl	20.13	—
Total sales per Boe	58.16	65.65
Cash settlements on commodity derivatives per oil Bbl(2)	(1.55)	(10.21)
Realized revenue per Boe(3)	56.73	60.47

Oil and gas production costs per Boe:
Kosmos	$15.64	$24.18
Equity method investment - Equatorial Guinea	—	$13.75
Total oil and gas production costs	15.64	19.04

(1)
For the three months March 31, 2018, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment, as we accounted for such investment under the equity method during this period.

(2)	Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

(3)
Realized revenue includes revenue from Kosmos, Equatorial Guinea (equity method investment), and Cash settlements on commodity derivatives; on a per Boe basis realized revenue is calculated using the total Net Volume Sold from both Kosmos and Equatorial Guinea (equity method investment).

Kosmos was underlifted by approximately 795 thousand barrels as of March 31, 2019.

Hedging Summary
As of March 31, 2019(1)
(Unaudited)

			Weighted Average Price per Bbl
	Index	MBbl	Floor(2)	Sold Put	Ceiling
2019:
Three-way collars	Dated Brent	7,880	$53.33	$43.81	$73.57
Swaps	NYMEX WTI	1,224	52.22	—	—
Collars	NYMEX WTI	169	57.77	—	63.70
Collars	Argus LLS	750	60.00	—	88.75
2020:
Three-way collars	Dated Brent	6,000	$57.50	$45.00	$80.18

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of March 31, 2019 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 0.7 MMBbls of sold (short) calls with a strike price of $80.00 per Bbl in 2019 and 8.0 MMBbls of sold (short) calls with a strike price of $85.00 per Bbl in 2020.

2019 Guidance

FY 2019

Production(1,2)	69,000 - 73,000 boe per day

Opex	$12.00 - $15.00 per boe

DD&A	$22.00 - $25.00 per boe

G&A(3)	$115 - $125 million

Exploration Expense	~$30 million average per quarter

Net Interest	$35 - $37 million per quarter

Tax	$3.00 - $5.00 per boe

Capex	$425 - $475 million in FY 2019

Note: Ghana/EG revenue calculated by number of cargos.

(1)	2Q 2019 - Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2019 Ghana: 13 cargos / Equatorial Guinea 5.5 cargos. Average cargo sizes 950,000 barrels of oil.

(2)	GoM Production - 2Q 2019: 23,000-25,000 boe per day. FY 2019 22,000-24,000 boe per day. Oil/Gas/NGL split for 2019: U.S. Gulf of Mexico: 80%/12%/8%.

(3)	G&A - Approximately 70% cash.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Rhys Williams
+1-214-445-9693
rwilliams@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com